                                 EXHIBIT 99.02


            Designation of Rights Agreement dated February 19, 1997


















                              Page 53 of 72 Pages

                               State of Delaware
                                                                        PAGE 1
                        Office of the Secretary of State

                        --------------------------------

        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "CHECKERS DRIVE-IN RESTAURANTS, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF FEBRUARY, A.D. 1997, AT 1 O'CLOCK P.M.

        A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.


                                     [SEAL]

                                        /s/ EDWARD J. FREEL
                                        -----------------------------------
                                        Edward J. Freel, Secretary of State

2272161 8100                            AUTHENTICATION:  8334651

971052144                                         DATE: 02-18-97





                              Page 54 of 72 Pages

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                    FILED 01:00 PM 02/18/1997
                                                       971052144 - 2272161

                           CERTIFICATE OF DESIGNATION

                                       of

                            SERIES A PREFERRED STOCK

                                       of

                      CHECKERS DRIVE-IN RESTAURANTS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

        CHECKERS DRIVE-IN RESTAURANTS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

        That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Corporation's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), the said Board of Directors on February 12, 1997, adopted the following resolution creating a series of 87,719 shares of Preferred Stock designated as "Series A Preferred Stock":

                RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, Series A of Preferred Stock, par value $.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                            SERIES A PREFERRED STOCK

        1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series A Preferred Stock" (hereinafter referred to as the "Series A Preferred"), and the number of shares constituting such series shall be 87,719. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred to less than the number of shares then issued and outstanding.

                               Page 55 of 72 Pages

        2.      Dividends and Distributions.

                (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred with respect to dividends and distributions (other than payments on liquidation, dissolution or winding up to which Section 6 hereof is applicable) (hereinafter "Dividends"), each share of Series A Preferred at that time issued and outstanding, in preference to shares of any class or series of stock of the Corporation ranking junior to the Series A Preferred with respect to Dividends, shall be entitled to receive, out of funds or property legally available for the purpose, a Dividend accruing from the date hereof and equal, on a per share basis, to $16.53 per annum; provided, that such Dividends shall accrue from the closing date for the sale of the Series A Preferred only if either (i) the conversion of the Series A Preferred pursuant to Section 9 hereof and any change in the number of authorized or outstanding shares of Common Stock needed to enable the Corporation to fulfill its obligations hereunder are not approved at the first action by the Corporation's stockholders occurring after the date hereof (the "Stockholder Approval") or
(ii) the Series A Preferred is not converted into Common Stock prior to June
30, 1997. Such Dividends shall be payable in arrears in cash commencing on August 19, 1997 and quarterly thereafter, on the 19th day of November, February, May and August, to holders of record of the Series A Preferred on such dates as the Board of Directors (or any authorized Committee thereof) may from time to time determine, but only when and as declared by the Board of Directors (or such Committee). Such Dividends shall be payable before any Dividends shall be declared or paid upon, or set apart for, the issued and outstanding Common
Stock or such other stock of the Corporation into which the Common Stock may be converted (the "Common Stock"), and shall be cumulative, so that if at any time any Dividends upon the outstanding shares of Series A Preferred shall not have been paid thereon, or declared and set apart therefor, with respect to all preceding dividend periods, the amount of the deficiency shall be fully paid, or declared and funds or property set apart for payment, but without interest, before any Dividend shall be paid upon, or declared and funds or property set apart for, the Common Stock.

                (B) If at any time any cash Dividend on any other class or series of Preferred Stock of the Corporation having cumulative Dividend rights shall be in default, in whole or in part, no cash Dividend shall be paid, or declared and set apart for payment, on the Series A Preferred unless concurrently therewith, there shall be paid, or declared and set apart for payment, without interest, all Dividends for all prior dividend periods on any other class or series of cumulative Preferred Stock of the Corporation which may hereafter be created having with respect to Dividend rights priority over or parity with the Series A Preferred; provided, however, in the event such default in Dividend payments is with respect only to the Series A Preferred and any other class or any series of cumulative Preferred Stock of the Corporation which may hereafter be created having with respect to Dividend rights parity with the Series A Preferred. Dividends may be paid or declared and set apart for payment, without interest, on the Series A Preferred and such other class or series of cumulative Preferred Stock in amount proportional to the amounts by which such Dividends are in default for the Series A Preferred and such other class or series of cumulative Preferred Stock.

                              Page 56 of 72 Pages

                (C) Dividends paid on the Series A Preferred in an amount less than the total amount of Dividends at the time accrued and payable shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a Dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

                (D) Any reference to "Dividends" contained herein shall not be deemed to include any Dividend payable in capital stock of the Corporation, or in rights or warrants to acquire capital stock of the Corporation, nor shall any such reference to "Dividends" in relation to issued and outstanding shares be deemed to limit, curtail, or divest the authority of the Board of Directors to make any proper distributions of authorized but unissued Common Stock, if any.

        3. Voting Rights. The holders of shares of Series A Preferred shall have only the following voting rights:

                (A) If the Corporation fails to declare and pay two Dividends, which holders of Series A Preferred are entitled to receive pursuant to Section 2 hereof, whether or not such failure is for consecutive periods, then and in such event, the number of directors constituting the Corporation's Board of Directors shall be increased by two, and the holders of the Series A Preferred (voting as a separate class) shall be entitled at any annual meeting of the stockholders to elect two directors of the Corporation; provided, however, that the holders of Series A Preferred may, through the written consent of holders of Series A Preferred representing a majority of the issued and outstanding shares thereof, elect two directors to serve as directors of the Corporation until their successors are elected at the next annual meeting of stockholders. The presence in person or by proxy of the person entitled to vote a majority of the shares of the Series A Preferred at any such meeting shall constitute a quorum for the purpose of electing directors as hereinabove provided. Such right of the holders of the Series A Preferred to elect directors may be exercised until the stockholders of the Corporation approve the conversion of the Series A Preferred into Common Stock pursuant to Section 9 hereof, and when such conversion is so approved, the right of the holders of Series A Preferred to elect any directors shall cease. The directors so elected shall serve until their respective successors shall be elected and qualified; provided, however, that whenever the holders of the Series A Preferred shall cease to have the special rights to elect directors as above provided, the terms of office of all persons elected as directors by the holders of the Series A Preferred, or elected to fill any vacancies or directors so elected by the holders of the Series A Preferred, shall thereupon automatically terminate.

        If, during any interval between annual meetings of stockholders for the election of directors, and while the holders of the Series A Preferred shall be entitled to elect directors pursuant to this Paragraph (A) of Section 3, the number of directors who have been elected by the holders of the Series A Preferred shall, by reason of death, resignation or removal, be less than two, the vacancy or vacancies in the directors elected by the holders of the Series A

                              Page 57 of 72 Pages

Preferred may be filled by the written consent of holders of Series A Preferred representing a majority of the issued and outstanding shares thereof.

                (B) The approval of the holders of two-thirds (2/3) of the outstanding shares of Series A Preferred (voting as a separate class) shall be required for an amendment of the Restated Certificate of Incorporation which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely.

                (C) Except as required by law, holders of the Series A Preferred shall have no other voting rights and their consent shall not be required for taking any corporate action.

        4.      Certain Restrictions.

                (A) Whenever Dividends payable on the Series A Preferred as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid Dividends, whether or not declared, on shares of Series A Preferred outstanding shall have been paid in full, the Corporation shall not:

                        (i) declare or pay Dividends on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking with respect to Dividends junior (either as to Dividends or upon liquidation, dissolution or winding up) to the Series A Preferred;

                        (ii) declare or pay any Dividends on any shares of stock ranking with respect to Dividends on a parity (either as to Dividends or upon liquidation, dissolution or winding up) with the Series A Preferred and all such parity stock on which Dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                        (iii) purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares ranking with respect to Dividends on a parity with the Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.


        5. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the

                              Page 58 of 72 Pages
acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

        6.      Liquidation, Dissolution or Winding Up.

                (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred shall have received an amount per share equal to $114.00 plus accrued unpaid Dividends, based upon the number of days elapsed and a 360-day year (the "Liquidation Preference").

                (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, ranking (upon liquidation, dissolution or winding up) on a parity with the Series A Preferred, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

                (C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.


        7. Consolidation, Merger, Etc. In case (i) the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is to be exchanged for or changed into other stock or securities, cash and/or any other property, (ii) a tender or exchange offer for 25% of the outstanding shares of Common Stock is successfully completed, (iii) the Corporation shall sell all or substantially all of the Corporation's assets, or (iv) any other event, occurring after a failure by the Company to obtain the Stockholder Approval at the first action by the Corporation's stockholders occurring after the date hereof, which results in a change of control of the Corporation, then in any such case each share of Series A Preferred shall at the same time be automatically redeemed for the then current Liquidation Preference.

        8. Redemption. The Series A Preferred shall be redeemed for the then current Liquidation Preference on or prior to the second anniversary of the date hereof. If the Corporation does not redeem the Series A Preferred as required by this Section 8, then: (i) the Dividend which holders of the Series A Preferred are entitled to receive hereunder shall increase to $20.52 per share per annum; and (ii) if the holders of the Series A Preferred are not otherwise entitled to elect two directors, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series A Preferred (voting as a

                              Page 59 of 72 Pages
separate class) shall be entitled to elect two directors of the Corporation in accordance with the terms and procedures set forth in Section 3 hereof.

        9.      Conversion

                (A) The provisions of this Section 9 are subject to, and shall not take effect until, approval by the Corporation's stockholders.

                (B) Upon the date of the Stockholder Approval (the "Conversion Date"), the Series A Preferred shall be automatically converted into the Common Stock and such other capital stock of the corporation as hereinafter provided. The corporation shall cause a notice of such stockholder approval to be mailed, as soon as practicable thereafter, to the holders of record of the outstanding Series A Preferred on the date of such approval, and to the transfer agent, if any, for the Series A Preferred. Upon the Conversion Date, the holders of the Series A Preferred shall be deemed to be holders of the number of shares of the Common Stock into which their shares of Series A Preferred have been converted, and shall have no rights with respect to the Series A Preferred except to exchange the certificate(s) representing the holder's shares of Series A Preferred for certificates representing Common Stock.

                (C) Each share of Series A Preferred shall be convertible at the office of the transfer agent for the Series A Preferred, if any, or at such other office or offices, as the Board of Directors of the Corporation may designate, into the number of fully paid and nonassessable shares of Common Stock of the Corporation (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the then current Liquidation Preference attributable to a share of Series A Preferred by $1.14, subject to adjustment as provided in Paragraph (F) of this Section 9 (the "Conversion Rate"). Notwithstanding any other provisions of this Section 9, no change in the Conversion Rate shall actually be made until the cumulative effect of the adjustments called for by this Section 9 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than two percent (2%). However, once the cumulative effect would result in a two percent (2%) change, then the conversion rate shall be changed to reflect all adjustments called for by this paragraph and not previously made.

                (D) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the sum of the current market price of the Corporation's Common Stock multiplied by a number equal to the fraction of a share.

                (E)  For the purposes of any computation pursuant to this
Section 9, the current market price of the Corporation's Common Stock shall be deemed to be the average of the daily closing prices of the Corporation's Common Stock for the thirty (30) consecutive business days commencing forty-five (45) business days before the date on which such shares are duly converted. For purposes of this Section 9, the closing price for each day shall be the last sale

                              Page 60 of 72 Pages
price of the Corporation's Common Stock on the NASDAQ National Market, or if the Corporation's Common Stock is not traded on the NASDAQ National Market, the average of the bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose, or if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

        (F) The Conversion Rate shall be subject to adjustment from time to time in certain cases as follows:

                (i) In case the Corporation shall (a) pay a dividend on its Common Stock in shares of its capital stock, (b) subdivide its outstanding Common Stock into a greater number of shares, (c) combine the shares of its outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series A Preferred thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which he would have owned or have been entitled to receive after the happening of such event had such Series A Preferred been converted immediately prior to the happening of such event. Such adjustment shall be made whenever any of such events shall occur. An adjustment made pursuant to this Paragraph (F)(i) of Section 9 shall become effective, retroactively, immediately after the record date in the case of a stock dividend and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification.

                (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within forty-five (45) days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the current market price per share of the Common Stock (as defined above) at the record date mentioned below, the Conversion Rate then in effect shall be adjusted by multiplying it by the ratio which (a) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price bears to (b) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional Common Shares offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective, retroactively, immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

                (iii) In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets, then in such case the Conversion Rate then in effect shall be adjusted by multiplying it by the ratio

                              Page 61 of 72 Pages
which (a) the current market price per share of the Common Stock (as defined above) less the fair market value (as determined in good faith by the Board of Directors of the Corporation, (based upon the opinion of an independent investment banking firm), whose determination shall be conclusive) of the portion of such evidences of indebtedness so distributed applicable to one share of Common Stock bears to (b) such current market price per share of the Common Stock at the date of such distribution. Such adjustment shall be made whenever any such distribution is made, and shall become effective, retroactively, immediately after the record date for the determination of shareholders entitled to receive such distribution.

                (iv) All calculations hereunder shall be made to the nearest cent or to the nearest one-hundredth (1/100) of a share, as the case may be.

                (v) In the event that at any time, as a result of an adjustment made pursuant to Paragraph (F)(i) above, the holder of any Series A Preferred thereafter converted shall become entitled to receive any shares of capital stock of the Corporation other than its Common Stock, thereafter the number of such other shares so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Paragraphs (F)(i) to (iv), inclusive, above.

        Except as otherwise provided for in this Paragraph (F) of Section 9, no adjustment shall be made on any conversion for share distributions, dividends, including, without limitation, dividends in property distributions, theretofore declared and paid or payable on the Common Stock.

        Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to the transfer agent, if any, for the Series A Preferred and to the record holders of the Series A Preferred a statement executed by the President as to the new Conversion Rate.

        (G) Upon obtaining the Stockholder Approval, the Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred from time to time outstanding.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate this 14th day of February, 1997.

                                        CHECKERS DRIVE-IN RESTAURANTS, INC.



                                        By:  /s/  JAMES T. HOLDER
                                            ---------------------------------
                                            James T. Holder
                                            Senior Vice President and
                                            General Counsel

                              Page 62 of 72 Pages